Exhibit 99.1
Contact:
McDavid Stilwell
GTx, Inc.
Manager, Corporate Communications and Financial Analysis
901-523-9700
GTx Announces Registered Direct Common Stock Offering of $60.8 Million
MEMPHIS, Tenn., Dec. 13, GTx, Inc. (Nasdaq: GTXI), the Men’s Health Biotech Company, announced today that it has entered into definitive agreements with selected institutional investors to purchase approximately $60.8 million of its common stock in a registered direct offering.
Under the terms of the offering, GTx will sell 3,799,600 shares of its common stock at a price of $16.00 per share, which represents a 4.7% discount to the closing price on December 12, 2006. GTx’s net proceeds following payment of its expenses are expected to be approximately $57.4 million.
The shares are being offered directly by GTx pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission. GTx anticipates that the net proceeds from the offering will be used to fund clinical development and other research and development activities and for working capital and general corporate purposes. The closing of this offering is expected to occur on December 18, 2006, subject to satisfaction of customary closing conditions.
Lazard Capital Markets LLC acted as the lead placement agent and Cowen and Company, LLC acted as co-placement agent for the offering. The shares of common stock may only be offered by means of a prospectus supplement and accompanying prospectus, a copy of which may be obtained, when available, from Lazard Capital Markets, LLC at 30 Rockefeller Plaza, 60th floor, New York, NY 10020.
This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration of qualification under the securities laws of any jurisdiction.
About GTx
GTx, headquartered in Memphis, Tenn., is a biopharmaceutical company dedicated to the discovery, development and commercialization of therapeutics for cancer and serious conditions related to men’s health. GTx’s lead drug discovery and development programs are focused on small molecules that selectively modulate the effects of estrogens and androgens. GTx is developing ACAPODENE® (toremifene citrate), a selective estrogen receptor modulator, or SERM, in two separate clinical programs in men: first, a pivotal Phase III clinical trial for the treatment of serious side effects of androgen deprivation therapy for advanced prostate cancer, and second, a pivotal Phase III clinical trial for the prevention of prostate cancer in high risk men with high grade prostatic intraepithelial neoplasia, or PIN. GTx has licensed to Ipsen Limited exclusive rights in Europe to develop and commercialize ACAPODENE®. GTx also is developing ostarine, a first-in-class selective androgen receptor modulator, or SARM. GTx believes that ostarine has the potential to treat a variety of indications, including cancer cachexia, end stage renal disease muscle wasting, frailty and osteoporosis. GTx plans to initiate a Phase IIb ostarine clinical trial for cancer cachexia by the summer of 2007.
Forward-Looking Information is Subject to Risk and Uncertainty
This press release contains forward-looking statements based upon GTx’s current expectations, including, without limitation, the statements related to whether or not GTx will complete the financing described in this press release, the expected use of proceeds thereof, and future clinical and other development of, and potential applications for, GTx’s product candidates. Forward-looking statements involve risks and uncertainties. GTx’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risk that the offering will not be completed due to failure to satisfy the closing conditions related to the offering or other reasons and the risks that (i) GTx will not be able to commercialize its product candidates if clinical trials do not demonstrate safety and efficacy in humans; (ii) GTx may not be able to obtain required regulatory approvals to commercialize its product candidates; (iii) GTx’s clinical trials may not be completed on schedule, or at all, or may otherwise be suspended or terminated; and (iv) GTx could utilize its available cash resources sooner than it currently expects and may be unable to raise capital when needed, which would force GTx to delay, reduce or eliminate its product development programs or commercialization efforts. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. GTx’s Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission on November 3, 2006 contains a more comprehensive description of risks to which GTx is subject, and this description will be updated by future filings by GTx with the U.S. Securities and Exchange Commission. GTx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.